Exhibit 10.22

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into this 24th day of March, 2004, between Capital Lease Funding, Inc., a Maryland corporation (the “Company”), and [Paul H. McDowell/William R. Pollert/Shawn P. Seale/Robert C. Blanz/Michael J. Heneghan] (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, all on the terms and subject to the conditions set forth herein; and

WHEREAS, the Executive is willing to enter into this Agreement in consideration of the benefits which the Executive will receive under the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    Term. The employment of the Executive by the Company will commence on the date of closing of the Company’s initial public offering of common shares (the “Effective Date”) and end on December 31, 2006 (the “Initial Term”), and shall be automatically extended for one additional year each December 31 following the Effective Date, unless at least 90 days immediately preceding such December 31, the Company or the Executive provides written notice to the other that it does not wish to extend this Agreement. The Initial Term, together with any such extensions, shall be referred to herein as the “Employment Period.”

2.    Position and Duties. The Executive shall be employed by the Company as [Chief Executive Officer/President/Senior Vice President, Chief Financial Officer and Treasurer/Senior Vice President and Chief Investment Officer/Senior Vice President and General Counsel]. During the Employment Period, the Executive shall perform such duties on behalf of the Company as are normally associated with his position and such other duties as may be assigned by the Board of Directors from time to time. The Executive shall also serve without additional compensation in such other offices of the Company or its subsidiaries to which the Executive may be elected or appointed by the Board of Directors.

3.    Extent of Services.

(a)    During the Employment Period, the Executive shall devote [substantially all] [the substantial majority of - Pollert only] his business time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, the Executive may (i) make any investment where he is not obligated or required to, and shall not in fact, devote significant managerial efforts, (ii) participate in charitable, academic or community activities, and in trade or professional organizations, or (iii) hold directorships in other companies consistent with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time.

(b)    Corporate Opportunities. The Executive agrees that he will not take personal advantage of any business opportunity which arises during his employment with the Company and which may be of benefit to the Company unless all material facts regarding such opportunity are promptly reported by the Executive to the Board of Directors for consideration by the Company and the disinterested members of the Board of Directors decide to reject the opportunity.

4.    Compensation and Related Matters.

(a)    Annual Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary of [McDowell, $300,000, Pollert, $200,000, Seale, $265,000, Blanz, $200,000, and Heneghan, $170,000] (less all applicable deductions, the “Base Salary”) for all services rendered by the Executive to the Company. The Base Salary shall be payable in equal installments in accordance with the practice of the Company in effect from time to time for the payment of salaries to officers of the Company. The Executive’s Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”). During the Employment Period and as of each anniversary of the Effective Date, the Base Salary shall be increased by (i) the product of (A) the Base Salary as then in effect and (B) the percentage increase in the Consumer Price Index for the prior calendar year (as defined in Section 14(c)) and (ii) the amount, if any, determined by the Compensation Committee.

(b)    Annual Bonuses. The Executive shall be eligible for an annual bonus (“Annual Bonus”) for each calendar year, payable no later than March 31 of the following year, based on his performance and the performance of the Company during such period as determined by the Compensation Committee. During the Employment Period, there shall be no maximum limit on the Annual Bonus awardable to the Executive. During the Initial Term, the Annual Bonus shall not be less than [McDowell, $150,000, Pollert, $75,000, Seale, $85,000, Blanz, $100,000 and Heneghan, $80,000].

(c)    Restricted Stock. The Executive shall initially be granted under the stock plan of the Company [McDowell, 49,625, Pollert, 49,286, Seale, 49,286, Blanz, 26,172 and Heneghan, 18,695] restricted common shares of the Company. The grant date shall be immediately prior to the effective time of the Company’s initial public offering.

(d)    Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Employment Period in the performance of the Executive’s duties under this Agreement in accordance with the Company’s employee business expense reimbursement policies in effect from time to time.

(e)    Other Benefits. During the Employment Period, the Executive shall be eligible to receive such employee benefits including, without limitation, participation in the Company’s retirement and welfare plans, as the Company may provide from time to time to similarly situated employees, and such other benefits as the Board of Directors may from time to time establish for the Company’s executive officers. In addition, the Company shall endeavor to provide at its sole expense a whole life insurance policy or policies to the Executive with a death benefit aggregating at least [$2 million for McDowell, $1.5 million for Seale, $1 million Pollert, $750 thousand Blanz and $500 thousand Heneghan], as well as disability insurance providing for income replacement upon termination of at least 95% of the Base Salary, subject to such insurance being available at reasonable cost. The Company agrees to indemnify the Executive for any income tax he incurs as a result of the Company’s payment of these premiums. The Company also agrees to reimburse the Executive for the cost of tax preparation and financial planning up to $10,000 annually and indemnify the Executive for any income tax he incurs as a result of reimbursement of these costs. [For McDowell and Seale only]

(f)    Vacations. The Executive shall be entitled to at least five (5) weeks vacation in each calendar year, together with leave of absence and leave for illness or temporary disability in accordance with the policies of the Company in effect from time to time.

5.    Termination. Each party shall have the right to terminate the Executive’s employment hereunder before the Employment Period expires to the extent, and subject to the provisions, set forth in this Section 5:

(a)    Death. The Executive’s employment hereunder shall terminate upon his death.

(b)    Disability. The Company shall have the right to terminate the Executive’s employment if the Board of Directors determines that the Executive is unable to perform his duties by reason of Disability. As used herein, “Disability” shall mean the inability of the Executive due to physical or mental illness or injury to perform his duties hereunder for any period of 180 consecutive days and the return of the Executive to his duties for periods of 15 days or less shall not interrupt such 180 day period.

(c)    Cause. The Company shall have the right to terminate the Executive’s employment at any time upon delivery of a Notice of Termination (as defined in subsection (f) below) for Cause (as defined below) to Executive, such employment to terminate immediately upon delivery of such notice unless otherwise specified by the Board of Directors. For purposes of this Agreement, the term “Cause” means that the Executive: (i) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (ii) has intentionally failed to substantially perform (other than by reason of illness or temporary disability) his reasonably assigned material duties hereunder, (iii) has engaged in willful misconduct in the performance of his duties or (iv) has materially breached any non-competition or non-disclosure agreement in effect between the Executive and the Company, including such agreements in this Agreement.

(d)    Without Cause. The Company may at any time terminate the Executive’s employment hereunder.

(e)    Termination by the Executive.

(i)    The Executive may terminate his employment hereunder (A) for Good Reason, or (B) without Good Reason at any time after the date hereof by giving thirty (30) days’ prior notice of his intention to terminate.

(ii)    For purposes of this Agreement, “Good Reason” shall mean (A) any reduction by the Company in the Base Salary, (B) a material reduction in the Executive’s titles, duties and responsibilities, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position with the Company without the consent of the Executive, (C) a requirement by the Company that the Executive relocate to a location other than the New York, New York metropolitan area, or (D) a material breach of this Agreement by the Company, which, with respect to (B) and (D), has not been cured within thirty (30) days after written notice of such action or breach has been given by the Executive to the Company.

(f)    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14(a). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g)    Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) or (c) above, upon delivery of the Notice of Termination unless otherwise specified in such notice, and (iii) if the Executive’s employment is terminated for any other reason, the date thirty (30) days following the date on which a Notice of Termination is given.

6.    Compensation Upon Termination, Death or During Disability.

(a)    Death. If the Executive’s employment is terminated by his death, the Company shall, within ten (10) days following the Date of Termination, pay any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate then in effect and any other accrued and unpaid amounts due to the Executive under Section 4, together with any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies. In addition, subject to compliance with Section 6(f), upon the Executive’s termination, (i) the Executive’s estate shall be paid a Pro rata Portion of the Executive’s Maximum Bonus (each as defined below), and (ii) all of the Executive’s outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by the applicable grant agreement and related plan. For purposes of this Agreement, (i) “Maximum Bonus” means the highest aggregate Annual Bonus or incentive payment paid by the Company (or any predecessor of the Company) to the Executive for any of the three calendar years prior to the year the Date of Termination occurs and (ii) the “Pro rata Portion” of the Executive’s Maximum Bonus shall be calculated by multiplying the Maximum Bonus by a fraction, the numerator of which shall be the number of calendar days elapsed in the year in which the Date of Termination occurs, up to and including the Date of Termination, and the denominator of which shall be 365.

(b)    Disability. During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental illness, the Executive shall continue to receive his Base Salary at the rate then in effect for such period (and shall not receive his disability insurance benefits) until his employment is terminated pursuant to Section 5(b) hereof, and upon the Date of Termination, the Company shall, within ten (10) days of such termination, pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate then in effect and any other accrued and unpaid amounts due to the Executive under Section 4. In addition, subject to compliance with Section 6(f), upon the Executive’s termination, (i) the Executive shall be paid a Pro rata Portion of his Maximum Bonus and (ii) all of the Executive’s outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by the applicable grant agreement and related plan.

(c)    Cause or other than Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall, within ten (10) days following the Date of Termination, pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate then in effect at the time Notice of Termination is given and any other accrued and unpaid amounts due to the Executive under Section 4, and the Company shall have no further obligations to the Executive under this Agreement. All of the outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by the applicable grant agreement and related plan.

(d)    Decision by the Company not to Extend the Agreement. In the event the Company determines not to extend this Agreement by giving written notice in accordance with Section 1, the Executive shall be entitled to receive, at the end of the Employment Period and subject to compliance with Section 6(f), a lump sum payment equal to his annual Base Salary, at the rate in effect on the last day of the Employment Period.

(e)    Termination by the Company without Cause or by the Executive for Good Reason. If the Company shall terminate the Executive’s employment other than for death, Disability pursuant to Section 5(b) or Cause (and other than in connection with a decision not to extend the Agreement), or the Executive shall terminate his employment for Good Reason, then the Company shall, within ten (10) days of the Date of Termination, pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate then in effect and any other accrued and unpaid amounts due to the Executive under Section 4. In addition, subject to compliance with Section 6(f), upon the Executive’s termination, the Executive shall be entitled to receive:

(i)    a lump sum payment equal to [Pollert, Blanz and Heneghan two (2)][McDowell and Seale three (3)] times his Base Salary, at the rate in effect on the Date of Termination;

(ii)    a lump sum payment equal to [Pollert, Blanz and Heneghan two (2)][McDowell and Seale three (3)] times his average Annual Bonus for the three (3) years preceding the year in which the Date of Termination occurs;

(iii)    a Pro rata Portion of his Maximum Bonus;

(iv)    continued payment by the Company of his life, health and disability insurance coverage during the twenty-four (24) month period following the Date of Termination to the same extent that the Company paid for such coverage immediately prior to the Date of Termination, subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during such twenty-four (24) month period, the Company thereafter shall be obliged only to pay to the Executive an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period; and

(v)    all of the outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by the applicable grant agreement and related plan.

(f)    Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive’s employment for any reason (other than payments of accrued but unpaid amounts) shall be conditioned on and shall not be payable until receipt of a written release in form and substance reasonably acceptable to the Company of any and all past, present or future claims that the Executive (or, in the event of his death, his estate) may have against the Company or any of its affiliates and any of their respective officers, directors, members or managers. The Company agrees to provide the Executive with the release within 15 days of (i) the Date of Termination or (ii) the last day of the Employment Period.

7.    Change in Control.

(a)    Change in Control. For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i)    the ownership or acquisition (whether by a merger or otherwise) by any Person (other than a Qualified Affiliate), in a single transaction or a series of related or unrelated transactions, of Beneficial Ownership of more than fifty percent (50%) of the Company’s then outstanding voting securities (the “Outstanding Voting Securities”);

(ii)    the merger or consolidation of the Company with or into any other Person (other than a Qualified Affiliate), if, immediately following the effectiveness of such merger or consolidation, Persons who did not Beneficially Own Outstanding Voting Securities immediately before the effectiveness of such merger or consolidation directly or indirectly Beneficially Own more than fifty percent (50%) of the outstanding shares of voting stock of the surviving entity of such merger or consolidation (including for such purpose in both the numerator and denominator, shares of voting stock issuable upon the exercise of then outstanding rights (including conversion rights), options or warrants) (“Resulting Voting Securities”), provided that, for purposes of this subsection, if a Person who Beneficially Owned Outstanding Voting Securities immediately before the merger or consolidation Beneficially Owns a greater number of the Resulting Voting Securities immediately after the merger or consolidation than the number the Person received solely as a result of the merger or consolidation, that greater number will be treated as held by a Person who did not Beneficially Own Outstanding Voting Securities before the merger or consolidation, and provided further that such merger or consolidation would also constitute a Change in Control if it would satisfy the foregoing test if rights, options and warrants were not included in the calculation;

(iii)    any one or a series of related sales or conveyances to any Person or Persons (including a liquidation) other than any one or more Qualified Affiliates of all or substantially all of the assets of the Company;

(iv)    the complete liquidation or dissolution of the Company; or

(v)    Incumbent Directors cease to be a majority of the members of the Board of Directors, where an “Incumbent Director” is (1) an individual who is a member of the Board of Directors on the Effective Date or (2) any new director whose appointment by the Board of Directors was approved by a majority of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors or as a result of an agreement to avoid or settle such a contest or solicitation.

(b)    Certain Benefits upon a Change in Control. In the event of a Change in Control, all of the Executive’s outstanding options, restricted share awards and any other equity rights granted by the Company to the Executive shall continue to be governed by the applicable grant agreement and related plan.

(c)    Termination of Executive. If (i) there is a Change in Control during the Employment Period, and within 12 months following the Change in Control, the Company (or its successor) terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, (ii) the Company terminates the Executive’s employment without Cause while the Company is negotiating a transaction that reasonably could result in a Change in Control, or (iii) the Company terminates the Executive’s employment without Cause and a Change in Control occurs within three (3) months following the Date of Termination, the Executive shall be entitled to receive the items referenced in Section 6(e)(i) through 6(e)(iv) (collectively, the “Control Change Severance Payment”).

(d)    Additional Payments by the Company.

(i)    In the event that any Control Change Severance Payment or other benefit payable to the Executive (under this Agreement or otherwise), shall (1) constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code (the “Code”) (“Parachute Payments”) and (2) be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (“the Excise Tax”), then the Company shall pay to the Executive an additional amount (the “Gross-Up Amount”) such that the net benefits retained by the Executive after the deduction of the Excise Tax (including interest and penalties) and any federal, state or local income and employment taxes (including interest and penalties) upon the Gross-Up Amount shall be substantially equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not been paid.

(ii)    For purposes of determining the Gross-Up Amount, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for the Executive’s taxable year in which the Parachute Payments are includable in the Executive’s income for purposes of federal, state and local income taxation.

(iii)    The determination of whether the Excise Tax is payable, the amount thereof, and the amount of any Gross-Up Amount shall be made in writing in good faith by a nationally recognized independent certified public accounting firm selected by the Company and approved by the Executive, such approval not to be unreasonably withheld (the “Accounting Firm”). If such determination is not finally accepted by the Internal Revenue Service (or state or local revenue authorities) on audit, then appropriate adjustments shall be computed based upon the amount of Excise Tax and any interest or penalties so determined; provided, however, that the Executive in no event shall owe the Company any interest on any portion of the Gross-Up Amount that is returned to the Company. For purposes of making the calculations required by this Section 7(d)(iii), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. The Company and the Executive shall furnish such information and documents as may be reasonably requested in connection with the performance of the calculations under this Section 7(d)(iii). The Company shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 7(d)(iii). The Company shall pay the Gross-Up Amount to the Executive no later than sixty (60) days following receipt of the Accounting Firm’s determination of the Gross-Up Amount.

(e)    Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)    “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3;

(ii)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

(iii)    “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, company, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the Company’s securities; and

(iv)    “Qualified Affiliate” shall mean (i) any directly or indirectly wholly owned subsidiary of the Company, (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlled by the Company, or (iii) any Person controlled by the Executive or one or more individuals who are then the Company’s Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of the Company as indicated in its most recent securities filing made before the date of the transaction. For purposes of this definition, “controlled by” shall mean having possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

8.    Confidentiality.

(a)    Definition of Proprietary Information. The Executive acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to the Company’s past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of loans, leases, asset management agreements and other contracts; borrower, tenant and vendor lists or other compilations for marketing or development; confidential personnel and payroll information; or other information regarding administrative, management, financial, marketing, lending, leasing or sales activities of the Company, or of a third party which provided proprietary information to the Company on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by the Company and the Executive as proprietary and confidential (the “Proprietary Information”).

(b)    Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include information in the public domain not as a result of a breach of any duty by the Executive or any other person.

(c)    Obligations. Both during and after the Employment Period, the Executive agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, both during and after the Employment Period, the Executive shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of the Company (or their affiliates) without a legitimate business need to know, (ii) remove the Proprietary Information from the Company’s premises without a valid business purpose, or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party.

(d)    Return of Proprietary Information. The Executive acknowledges and agrees that all the Proprietary Information used or generated during the course of working for the Company is the property of the Company. The Executive agrees to deliver to the Company all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information at any time upon request by the Board of Directors during his employment and immediately upon termination of his employment.

9.    Non-Competition.

(a)    Restriction on Competition. During the Employment Period and for twelve (12) months thereafter or following the Date of Termination (the “Restricted Period”), the Executive agrees not to engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any public or private specialty finance company focused on financing and investing in net leased commercial real estate or (ii) any other business that is substantially similar to the business of the Company during the Employment Period. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 9(a) solely by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity.

(b)    Non-Solicitation of Clients. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other Person, any client of the Company to whom the Company had provided services at any time during the Executive’s employment with the Company in any line of business that the Company conducts as of the termination of such Executive’s employment or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company. In addition, during the Restricted Period, the Executive agrees not to encourage any client of the Company as of the termination of such Executive’s employment to reduce its patronage to the Company.

(c)    Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, hire or attempt to hire or cause any Person, other than an affiliate of the Company, to hire any person who is then or was at any time during the preceding six (6) months an employee of the Company.

(d)    Acknowledgement. The Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 9 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

(e)    Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 8 and 9 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):

(i)    the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)    the right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

(f)    If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

10.   Executive Representation. The Executive represents and warrants to the Company that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

11.   Continued Performance. Provisions of this Agreement shall survive any termination or expiration of this Agreement if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Sections 8 and 9. Any obligation of the Company to make payments to or on behalf of the Executive under Section 6 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Sections 8 and 9 for the time periods stated in Sections 8 and 9. The Executive recognizes that, except to the extent, if any, provided in Section 6, the Executive will earn no compensation from the Company after the Date of Termination or expiration of this Agreement.

12.   Arbitration.

(a)    Except as provided in Section 12(b), any disputes between the Company and the Executive in any way concerning the Executive’s employment, the termination of his employment, this Agreement or its enforcement shall be submitted at the initiative of either party to mandatory arbitration in New York, New York before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. All proceedings under this Section 12(a) shall be maintained in confidence by the Company and the Executive. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the State of New York. The parties irrevocably consent to the jurisdiction of the federal and state courts located in New York for this purpose. Each party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys’ fees and expenses.

(b)    Notwithstanding the foregoing, the Company, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as the Company shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided in Section 9(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

13.   Consultation With Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

14.   Miscellaneous.

(a)    Notices. Any notice or other communication required, permitted, or desirable hereunder shall be hand delivered (including delivery by a commercial courier service) or sent by United States registered or certified mail, postage prepaid, addressed as follows:

If to the Executive:

__________________
__________________
__________________

If to the Company:

Capital Lease Funding, Inc.
110 Maiden Lane
New York, New York 10005
Attention: Chair of the Compensation Committee

or such other addresses as shall be furnished in writing by the parties. Any such notice or communication shall be deemed to have been given as of the date so delivered in person or three business days after so mailed.

(b)    Applicable Law. This Agreement shall be construed and interpreted according to the laws of the State of New York, without regard to the conflicts of law rules thereof.

(c)    Consumer Price Index. For purposes of this Agreement, the term “CPI” refers to the Consumer Price Index as published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984=100). If the CPI is hereafter converted to a different standard reference base or otherwise revised, the determination of the CPI adjustment shall be made with the use of such conversion factor, formula or table for converting the CPI, as may be published by the Bureau of Labor Statistics, or, if the bureau shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by an agency of the United States, or failing such publication, by a nationally recognized publisher of similar statistical information.

(d)    Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except that the Company may assign it to a Qualified Affiliate. When assigned to a Qualified Affiliate, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment.

(e)    Construction; Headings. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.

(f)    Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, all of which prior agreements and understandings (if any) are hereby terminated and of no further force and effect. This Agreement may be amended, modified, or terminated only by a written instrument signed by the parties hereto.

(g)    Severability. If any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

(h)    Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(i)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Capital Lease Funding, Inc

By:
Name:
Title:

[Executive]